UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2016, Republic Airways Holdings Inc. (the “Company”) and Delta Air Lines, Inc. (“Delta”) reached agreement to holistically restructure the parties’ codeshare relationship. The amended agreements provide substantial and interrelated operational and economic benefits, including a consensual wind-down of the Single Class Agreement (50 seat aircraft), the full settlement of the litigation between Delta and Republic, the return of full flying of all thirty (30) E170s and E175s subject to, and an increase in reimbursement rates under, its Dual Class Agreement (EJET), compensation for certain slot lease agreements, and modifications to the parties’ Ground Handling Agreement. Additionally, Delta has agreed to enter into a Debtor-In-Possession (DIP) Credit Agreement that will provide $75 million in liquidity to the Company in support of its restructuring plan. The Company filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking approval of such agreements. The motion will be heard before the Honorable Sean H. Lane on April 14, 2016. The new agreements will become effective upon issuance of the approval order by the court.

A copy of the press release the Company issued to announce the above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on March 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Joseph P. Allman
Name:    Joseph P. Allman

Title:	Senior Vice President and Chief Financial Officer

Dated: March 24, 2016

EXHIBIT INDEX
Exhibit Number    Description
99.1        Press Release of Republic Airways Holdings Inc. issued on March 24, 2016.